UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

FAR POINT ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAR POINT ACQUISITION CORPORATION

18 West 18th Street

New York, NY 10011

PROXY STATEMENT/PROSPECTUS SUPPLEMENT

August 17, 2020

TO THE STOCKHOLDERS OF FAR POINT ACQUISITION CORPORATION:

This is a supplement (this “Supplement”) to the proxy statement/prospectus of Far Point Acquisition Corporation (“FPAC”), dated August 4, 2020 (the “Proxy Statement/Prospectus”), that has been sent to you in connection with FPAC’s special meeting of stockholders to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 16, 2020 (the “Merger Agreement”), and to approve the business combination contemplated by such agreement (the “Business Combination”), by and among FPAC, SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter” and, in its capacity as a representative of Global Blue (as defined below) and its shareholders as of the date of the Merger Agreement and immediately prior to the Closing, the “GB Shareholders’ Representative”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Zürichstrasse 38, 8306 Brüttisellen, Switzerland (“New Global Blue”), Global Blue US Holdco LLC, a Delaware limited liability company (“US Holdco”), Global Blue US Merger Sub Inc., a Delaware corporation (“US Merger Sub”), Global Blue Holding L.P., a Cayman Islands exempted limited partnership (“Cayman Holdings”), the individuals named therein (the “Management Sellers” and, together with Globetrotter and Cayman Holdings, the “Seller Parties”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Zürichstrasse 38, 8306 Brüttisellen, Switzerland (“Global Blue”), Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative (“FPAC Shareholders’ Representative”), solely for purposes of Sections 2.20 and 8.01 thereof, Far Point LLC, a Delaware limited liability company (the “Founder”), and Jacques Stern, solely in his capacity as the Management Representative (“Management Representative”), which, among other things, provides for (a) the Seller Parties undertaking a series of transactions pursuant to which they will sell, exchange and contribute the ordinary shares of Global Blue (the “Global Blue Shares”) for a mix of cash (the “Cash Consideration”) and ordinary shares of New Global Blue (the “New Global Blue Shares”), and in certain circumstances preferred shares (the “Series A Preferred Shares”) of New Global Blue (together, the “Share Consideration”), and (b) US Merger Sub, a wholly-owned indirect subsidiary of New Global Blue, merging with and into FPAC, with FPAC being the surviving corporation in the Business Combination.

This Supplement should be read together with the Proxy Statement/Prospectus. To the extent that the information in this Supplement is inconsistent with the information in the Proxy Statement/Prospectus, the information in this Supplement supersedes the information in the Proxy Statement/Prospectus. Terms that are defined in the Proxy Statement/Prospectus have the same meanings in this Supplement, unless a new definition for such term is provided herein.

We are making this Supplement available to provide you with an update with regard to certain agreements (the “Agreements”) that have been entered into on August 15, 2020, between Third Point and the Seller Parties, between FPAC and the Seller Parties, and between FPAC and Third Point relating to the Transaction, and certain other recent developments. The Agreements, among other things, will facilitate the Closing of the pending Business Combination between Global Blue and FPAC, subject to FPAC stockholders approving the Business Combination at the FPAC special stockholders’ meeting scheduled for August 24, 2020.

The Agreements

Except as described below, the Agreements do not affect the terms of the Transaction as described in the Proxy Statement/Prospectus. In particular, the Merger Agreement is not being amended and the consideration offered to the Public Stockholders—one New Global Blue Share for each Public Share of FPAC—is unchanged. In addition, the conversion of each FPAC Warrant into one New Global Blue Warrant upon the Closing is unaffected. No changes to the equity ownership percentages of other FPAC stockholders are expected as a result of the Agreements. Assuming no redemptions by the Public Stockholders, after giving effect to the transactions contemplated by the Agreements (and assuming the funds affiliated with Third Point (the “TP Funds”) do not invest additional capital at Closing above the escrowed amount), the Seller Parties, the TP Funds and the Founder would own approximately 56%, 2% and 2%, respectively, of New Global Blue. Under the same assumptions but with redemption by the Public Stockholders of all of the FPAC shares (other than those who have committed not to redeem), the Seller Parties, the TP Funds and the Founder would own approximately 79%, 5% and 2%, respectively, of New Global Blue. For ease of comparability, all of the foregoing percentages are presented on the same basis as disclosed in the Proxy Statement/Prospectus. While these Agreements will result in less cash consideration at Closing for the Seller Parties, under the terms of the Merger Agreement, such Seller Parties will instead receive additional ordinary shares of New Global Blue at $10.00 per share. This shift in consideration from cash to stock will have no financial impact on New Global Blue.

In addition, there is no change expected to the New Global Blue board composition after the Closing, with Thomas Farley slated to become Chairman of Global Blue and Ant Financial, the financial technology affiliate of Alibaba, also to have board representation in connection with its anticipated investment in New Global Blue at closing. The TP Funds and the Founder have relinquished their post-closing governance rights with respect to New Global Blue, including under the Shareholders Agreement and the Relationship Agreement.

The key terms of the Agreements include the following:

•

TP Funds have agreed to fund into escrow $61 million to satisfy a portion of the TP Funds’ obligations under the Forward Purchase Agreement, and Third Point reiterated its commitment to voting its FPAC shares, constituting approximately 25% of the total outstanding FPAC Common Stock, in favor of the Business Combination

•

Globetrotter, on behalf of the Seller Parties, and FPAC have agreed not to enforce any rights or claims under the Forward Purchase Agreement, the Share Purchase and Contribution Agreements, the Shareholders Agreement and the Relationship Agreement if the TP Funds purchase at least $61 million of shares under the Forward Purchase Agreement

•

If the $61 million of escrowed funds exceeds the Forward Purchase Price under the Forward Purchase Agreement, Globetrotter has agreed to return the excess escrowed funds to the TP Funds after the Closing of the Business Combination

•

Third Point Ventures LLC and the TP Funds will cease to be parties to the Shareholders Agreement, and the Founder will cease to be a party to the Relationship Agreement, with no further rights and obligations under these agreements

•

The New Global Blue shares to be received by the TP Funds for their FPAC Class B shares, all contingent shares contemplated by the Merger Agreement (if applicable) and all FPAC warrants will be transferred to Globetrotter, other than 4,316,321 New Global Blue shares that will be transferred by the TP Funds for the benefit of Thomas Farley, David Bonanno and Kelly Vallante, members of FPAC management, subject to certain terms and conditions; and FPAC and Third Point have agreed not to object and to cooperate with these arrangements

•

New Global Blue may award options or restricted stock units over up to an additional 500,000 New Global Blue shares to certain members of New Global Blue management, with any distribution, vesting or performance conditions to be determined by the New Global Blue board as the board sees fit

•	FPAC has agreed not to assert that certain conditions to Closing have failed to be satisfied, if applicable, including:

•	Accuracy of certain specified representations and warranties;

•	No Material Adverse Effect solely with respect to matters known to FPAC on the date of the Agreements (it being understood that nothing directly arising out of the COVID-19 pandemic even after the date of the Agreements will constitute a Material Adverse Effect, and without prejudice to the definition of Material Adverse Effect as set forth in the Merger Agreement);

•

Appointment of specified members to New Global Blue’s board of directors (except that Thomas Farley must still be elected as a director and chairman of New Global Blue, unless he is unable or unwilling to serve on the New Global Blue board);

•

Receipt of the proceeds of loans under financing arrangements in an amount which, together with other funds available to Global Blue and other members of the Group for the purpose, is sufficient to repay all amounts due under the Group’s existing credit facility (subject to the potential entry into replacement or alternative financing arrangements as discussed below);

•

Receipt of certain regulatory approvals (and no prohibition by any governmental order, law, statute or otherwise on completing the Business Combination as a result of the non-receipt of such regulatory approval); and

•	Approval of New Global Blue shares for listing on the New York Stock Exchange

•

If New Global Blue fails to obtain New York Stock Exchange listing approval by the Closing Date, New Global Blue has agreed to use commercially reasonable efforts to seek and obtain approval for listing on the New York Stock Exchange, NYSE American, NASDAQ or another nationally or internationally recognized stock exchange (each, a “Preferred Venue”) or another stock exchange or the over-the-counter market, which may include OTCBB or pink sheets; and New Global Blue will continue to use commercially reasonable efforts to seek and obtain approval on a Preferred Venue until the earliest of (i) 12 months after the Closing Date, (ii) approval for listing on a Preferred Venue and (iii) completion of a merger or other similar transaction, the result of which Globetrotter and its affiliates cease to own more than 50% of the outstanding New Global Blue shares or there is a sale of all or substantially all of the assets of New Global Blue, after which time New Global Blue will be no longer obligated to maintain or seek any listing (subject to certain exceptions, including, if a listing has been obtained in the 12-month period after the Closing Date, seeking re-instatement of such obligations for the remainder of such 12-month period in the event of an involuntary de-listing)

•

Third Point and the TP Funds have agreed not to assert that any condition to the consummation of the Business Combination has failed to be satisfied; to promptly take any requested action to facilitate the satisfaction of any condition to the consummation of the Business Combination; and not to do anything that may undermine or make more difficult the satisfaction of any condition to the consummation of the Business Combination

•

FPAC (subject to complying with its obligations under its charter), Third Point and the TP Funds have agreed not to exercise any termination rights they may have with respect to the Business Combination until September 11, 2020

•

FPAC has agreed that (if requested by Globetrotter), the Closing Date (i) may be fewer than four business days after the conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof) and (ii) may be on August 31, 2020

•

FPAC has agreed to take actions reasonably requested by Globetrotter to enable the closing conditions to be satisfied (which may entail a reverse stock split in certain scenarios at the expense of Globetrotter)

•	To the extent FPAC’s legal fees and expenses exceed $12 million, the TP Funds have agreed to pay the excess over this amount

•

Globetrotter has agreed to allow FPAC to redeem up to 65,700 FPAC Public Shares held by David Bonanno FPAC’s Chief Financial Officer and a director, and up to 100,000 FPAC Public Shares held by Laurence Tosi, a director of FPAC (such Public Shares were purchased by such individuals in connection with FPAC’s initial public offering)

•

FPAC has agreed not to object to the termination of the existing financing arrangements as long as a replacement or alternative financing facility is available on terms consistent with the Merger Agreement

•

FPAC has agreed to consent to (and take actions to effectuate) amendments, waivers or modifications of any PIPE agreement or PIPE investment, at the request of Globetrotter and to the extent Globetrotter believes in good faith that doing so would be in the best interest of New Global Blue

•	Third Point, the TP Funds, FPAC and Globetrotter have entered into customary and mutual releases of claims

Recent Development Regarding a PIPE Investor

On August 14, 2020, FPAC and New Global Blue received a letter from Integrated Core Strategies (US) LLC (“ICS”). ICS is a PIPE Investor, and agreed to subscribe for 3.5 million New Global Blue Shares at the Closing of the Transaction at $10.00 per share, for an aggregate purchase price of $35.0 million. The total primary PIPE Investor commitments to purchase New Global Blue Shares at the Closing of the Transaction is $125.0 million. In the letter, ICS states that it has concerns about whether the closing conditions set forth in their share subscription agreement will be satisfied prior to the share subscription agreement’s August 31, 2020 end date, with specific reference to the condition regarding the accuracy in all material respects, as of the closing, of New Global Blue’s representations and warranties in the share subscription agreement, the condition that there shall not have been enacted or promulgated any governmental order, law, statute, rule or regulation enjoining or prohibiting the consummation of the transaction, and the condition that the Merger Agreement conditions shall have been satisfied or waived. ICS refers to various disclosures in the proxy statement/prospectus dated August 4, 2020 in support of its allegations. FPAC and New Global Blue have not yet responded to ICS’s letter, and reserve all of their respective rights under the share purchase agreement. In response to similar concerns raised by two other PIPE Investors, New Global Blue and Globetrotter filed a lawsuit that is currently pending for breach of contract in the Supreme Court of the State of New York, Commercial Division.

The funding of the PIPE Investors’ commitments, including by ICS and the other PIPE Investors, is a waivable closing condition on behalf of Global Blue, New Global Blue and the Seller Parties under the Merger Agreement, but not a condition to FPAC’s obligations to close the Transaction. If Globetrotter exercises its right to waive this condition pursuant to the Merger Agreement, and the Closing occurs, the Seller Parties would receive additional New Global Blue Shares as Share Consideration in lieu of Cash Consideration in the amount of the unfunded cash amount of the PIPE Investors’ commitment, computed at $10.00 per share. Any such waiver would be without prejudice to the rights of the parties to the respective PIPE Investors’ agreements, including for breach of such agreements.

Before you vote, you should read the Proxy Statement/Prospectus and other documents that FPAC has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about FPAC and Global Blue and the proposed transactions. If you need additional copies of this Supplement, the Proxy Statement/Prospectus, or the proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

FPAC.info@investor.morrowsodali.com

Questions can also be directed to Global Blue’s Information Agent:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

+1 (212) 297 0720

Toll Free: (888) 785 6668

info@okapipartners.com

You may also obtain a free copy of the Proxy Statement/Prospectus, this Supplement and other documents containing information about FPAC and Global Blue and the proposed transactions, without charge, at the SEC’s website at www.sec.gov.

All FPAC stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of FPAC Common Stock, you may also cast your vote by means of remote communication at the Special Meeting by navigating to https://www.cstproxy.com/farpoint/2020 and entering the control number on your proxy card. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote by means of remote communication you must obtain a proxy from your broker or bank and a control number from Continental Stock Transfer and Trust Company. If you have already submitted your proxy card and you do not wish to change your vote, no further action is required at this time.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Thomas W. Farley
Thomas W. Farley
Chief Executive Officer, President and Chairman of the Board

This Supplement is dated August 17, 2020, and is first being made available to stockholders on that date.